EXECUTION COPY

INVESTOR RIGHTS AGREEMENT

This Investor Rights Agreement (this “Agreement”) is made as of December 19, 2008 by and among Vector Intersect Security Acquisition Corp., a Delaware corporation (the “Company”), and each of the individuals and entities signatory hereto (each a “Stockholder” and collectively, the “Stockholders”).  Capitalized terms used herein but not otherwise defined shall have the meanings assigned to such terms in Section 7.

RECITALS

A.           Each of the Stockholders will acquire shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), pursuant to the Stock Purchase Agreement, as amended, by and among the Company, Cyalume Technologies, Inc. Cyalume Acquisition Corp. and GMS Acquisition Partners Holdings, LLC, dated February 14, 2008, as amended on October 22, 2008 and as otherwise modified from time to time (the “Purchase Agreement”).

B.           In consideration of the mutual promises and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.           Board of Directors.  Immediately after the Closing Date, the Company’s board of directors (the “Board”) will be composed of twelve (12) members, two (2) of which have been selected by the Cova Majority Holders, one (1) of which have been selected by the Kline Majority Holders and nine (9) of which have been selected by the Board of Directors of the Company immediately prior to the transactions contemplated by the Purchase Agreement.

1.1          The two (2) persons selected by the Cova Majority Holders are as follows:

(a)           Jason Epstein; and

(b)           Daniel Gaspar.

1.2          The one (1) person selected by the Kline Majority Holders is as follows:

(a)           Frank Kline.

1.3          The nine (9) persons selected by the Board of Directors of the Company immediately prior to the consummation of the transactions contemplated by the Purchase Agreement are as follows:

(a)           Winston Churchill;

(b)           Yaron Eitan;

(c)           Archie Clemins;

(d)           Tom Rebar;

(e)           Doron Cohen;

(f)           Joseph T. Gorman;

(g)           Marc Abramowitz;

(h)           Yair Shamir; and

(i)           General (Ret.) Jack Keane.

2.           Nominees to the Board of Directors.

2.1           Selection of Nominees.

(a)           For as long as the holders of Cova Registrable Securities beneficially own at least 5% of the outstanding Common Stock of the Company in the aggregate, holders of more than 50% of Cova Registrable Securities (the “Cova Majority Holders”) shall have the right to name two (2) persons (the “Cova Board Representatives”) for the Company to present to the Company’s stockholders as nominees for election to the Board each time the Company solicits a vote of its stockholders relating to the election of directors.

(b)           For as long as the holders of Kline Registrable Securities beneficially own at least 5% of the outstanding Common Stock of the Company in the aggregate, holders of more than 50% of Kline Registrable Securities (the “Kline Majority Holders”) shall have the right to name one (1) person (the “Kline Board Representative”) for the Company to present to the Company’s stockholders as a nominee for election to the Board each time the Company solicits a vote of its stockholders relating to the election of directors.

2.2           Vacancies. In the event of a vacancy on the Company’s Board resulting from the death, disqualification, resignation, retirement or termination of term of office of a Cova Board Representative or a Kline Board Representative, the Company shall fill such vacancy with a representative designated by the Cova Majority Holders or the Kline Majority Holders, as applicable, as provided hereunder.  If the Cova Majority Holders or the Kline Majority Holders, as applicable, fail or decline to fill the vacancy, then the directorship shall remain open until such time as the Cova Majority Holders or the Kline Majority Holders, as applicable, elect to fill it with a representative designated hereunder, but only until such time as the Cova Majority Holders or the Kline Majority Holders, as applicable, would have the right to name a nominee pursuant to Section 2.1.

2.3           Fees and Compensation.  The Cova Board Representatives and Kline Board Representative shall be entitled to all fees and other compensation paid to members of the Company's Board who are not employees of the Company or its Subsidiaries, and, in all cases, shall be entitled to a reimbursement of all reasonable expenses incurred by such Person in connection with such Person’s duties to the Board (including, without limitation, attending meetings of the Board).

2.4           Sub Boards.  At the request of the Cova Majority Holders or the Kline Majority Holders, as applicable, the Company shall cause the Cova Board Representative(s) or the Kline Board Representative, as applicable, to have proportional representation (relative to their percentage on the Board) on the board of directors (or equivalent governing body) of each Subsidiary of the Company.

2.5           Executive Committee.  For as long as the Cova Majority Holders or the Kline Majority Holders have the right to nominate the Cova Board Representatives or the Kline Board Representative, as applicable, each of the Cova Majority Holders and the Kline Majority Holders shall have the right to designate one (1) member to the executive committee of the Company’s Board (the “Executive Committee”).  The Executive Committee shall be composed of five (5) members (inclusive of the members designated by the Cova Majority Holders and the Kline Majority Holders).  The Executive Committee’s responsibilities and authorities shall be determined by the Board.

3.           Registration.

3.1           Demand and Piggy-Back Registration.

(a)           Demand Registration.  (i) For as long as Cova and Kline (the “Required Holders”) hold shares of Common Stock and any securities issued in exchange for or in replacement of such shares of the Common Stock, and any securities issued by way of any stock split, reverse stock split, recapitalization, or other similar transaction affecting such Common Stock (collectively, the “Registrable Securities”), each of the Required Holders may request a registration by the Company of all or part of such Required Holder’s Registrable Securities (a “Demand Registration”).  Within ten (10) days after receipt of such request, the Company will serve notice of such registration request to all Stockholders and will, subject to the provisions of Section 3.1(a)(ii) hereof, use its commercially reasonable efforts to effect such registration and shall include in such registration and offering all Registrable Securities with respect to which the Company has received written requests for inclusion therein within ten (10) Business Days after the receipt by the applicable Stockholders of the Company’s notice.  The registration statement shall be on any form the Company is eligible to use to register for resale the Registrable Securities.  The Company shall thereafter use its commercially reasonable efforts to cause such registration statement to be filed pursuant to this Section to become effective as soon as reasonably practicable thereafter and shall use its commercially reasonable efforts to keep such registration effective until, subject to the terms and provisions of this Agreement, the earlier of the date when (i) all the Registrable Securities covered by the registration statement have been sold pursuant thereto or otherwise or (ii) the Registrable Securities may be publicly sold without volume restrictions under Rule 144 (or any similar provisions then in force) of the Securities Act, as determined by the counsel to the Company (collectively, the “Effectiveness Period”).  All requests made pursuant to this Section 3.1(a)(i) will specify the number of shares of Registrable Securities to be registered and will also specify the intended method of disposition thereof.

(i)                     Each of the Required Holders is entitled to request one Demand Registration pursuant to this Section 2.1(a) prior to the 24 month anniversary of the Closing Date and at least three (3) months must elapse after the effective date of the one Demand Registration before any of the Required Holders shall be entitled to initiate another Demand Registration.

(ii)                     If a Demand Registration is an underwritten offering, and the managing underwriters advise in writing the Company and the holders of the Registrable Securities being registered that in their opinion the number of Registrable Securities requested to be included exceeds the number of securities which can be sold in such offering, the Company will include in such registration the number of Registrable Securities which in the opinion of such underwriters can be sold, and such securities shall be allocated pro rata among the holders of Registrable Securities being registered or such other proportion as shall be mutually agreed by all participating holders of Registrable Securities.

(iii)                     If Company Securities (as defined below) are proposed to be included by the Company or its security holders in a Demand Registration which is an underwritten offering and the managing underwriters advise in writing the Company and the holders of the Registrable Securities being registered that, in addition to all of the Registrable Securities being registered on behalf of the Stockholders, some but not all of said Company Securities can be included in such underwritten offering, those Company Securities which in the opinion of such underwriters can be sold shall be allocated (i) first, to the holders of Registrable Securities and (ii) second, to the Company and the holders of such other securities, allocated among them in such proportions as such holders and the Company may agree.

(iv)                     For purposes hereof “Company Securities” shall mean shares of Common Stock or securities of the Company convertible or exercisable into Common Stock (other than Registrable Securities).

(v)                     In the event that, after the Required Holders make a demand for registration, such Required Holders determine that they no longer wish to pursue such Demand Registration, the Required Holders may request that the Company cease pursuing such registration.  In the event that the Company chooses to cease pursuing such registration, such cessation of a Demand Registration shall be deemed to not count as a “Demand Registration” pursuant to Section 4.2(a)(ii) if, and only if, the Required Holders pay for all reasonable costs and expenses incurred by the Company in connection with the withdrawn registration.

(b)           Piggy-Back Registration.  (i) If at any time the Company proposes to register any of its securities under the Act for its own account or for the account of any other Person (other than the Stockholders), other than pursuant to a registration statement on Form S-4 or S-8 or any successor forms thereto, the Company will give written notice to all Stockholders of its intention to effect such a registration not later than ten (10) Business Days prior to the anticipated filing date (a “Piggyback Registration”).  Subject to Section 3.2(b)(iii) hereof, the Company will include in such Piggyback Registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within seven (7) Business Days after the receipt by the applicable Stockholder of the Company’s notice. The Stockholders shall be permitted to withdraw all or any part of the Registrable Securities from a Piggyback Registration at any time prior to the effective date of such Piggyback Registration.  If a Piggyback Registration is an underwritten offering, all Persons whose securities are included in the Piggyback Registration shall be obligated to sell their securities on the terms and conditions of the underwriting.

(i)                     A Piggyback Registration shall not count as a Demand Registration.

(ii)                     If a Piggyback Registration is an underwritten registration, and the managing underwriters advise the Company in writing that in their opinion the total number or dollar amount of securities requested to be included in such registration exceeds the number or dollar amount of securities which can be sold in such offering, and such offering was demanded by persons other than the Stockholders, the Company will include in such registration in the following priority: (1) first, Company Securities sold for the account of any third-party holders if the registration was initiated by such holders pursuant to contractual demand registration rights; (2) second, pro-rata among any other Stockholders and the holders of any other securities according to the number of shares requested to be registered by such other holders and the Stockholders; (3) shares of Common Stock sold for the account of the Company; and (4) pro-rata among any other holders of Company Securities.

(iii)                     If a Piggyback Registration is an underwritten registration, and the managing underwriters advise the Company in writing that in their opinion the total number or dollar amount of securities requested to be included in such registration exceeds the number or dollar amount of securities which can be sold in such offering, and the Company initiated the registration for the purpose of selling Company Securities for its own account, the Company will include in such registration in the following priority: (1) first, shares of Common Stock sold for the account of the Company; and (2) second, pro-rata among any other holders of Company Securities exercising contractual registration rights and the Stockholders according to the number of shares requested to be registered by such other holders and the Stockholders.

3.2           Procedures on Registration.  If and whenever the Company is required by the provisions hereof to effect the registration of any Registrable Securities under the Securities Act, the Company will:

(a)           respond as promptly as commercially reasonable to any comments received from the SEC, and use its commercially reasonable efforts to cause such registration statement to become effective, and promptly provide to the Stockholders’ copies of all filings and SEC letters of comment relating thereto provided that such letters do not contain material non-public information, in which case such letters may be redacted by the Company;

(b)           furnish to each Stockholder such number of copies of the registration statement, the prospectus included therein, any Free Writing Prospectus and such other document as such Stockholder reasonably may request to facilitate the public sale or disposition of the Registrable Securities covered by such registration statement;

(c)           use its commercially reasonable efforts to register or qualify each Stockholders’ Registrable Securities covered by such registration statement under the securities or “blue sky” laws of such jurisdictions within the United States as such Stockholder may reasonably request and do any and all other acts and things which may be reasonably necessary or advisable to enable such Stockholder to consummate the disposition in such jurisdictions of the Registrable Securities owned by such Stockholder; provided, however, that the Company shall not for any such purpose be required to qualify generally to transact business as a foreign corporation in any jurisdiction where it is not so qualified or to consent to general service of process in any such jurisdiction;

(d)           list the Registrable Securities covered by such registration statement with any securities exchange on which the Common Stock of the Company is then listed;

(e)           promptly notify the Stockholders at any time when a prospectus relating thereto is required to be delivered under the Securities Act of any circumstance or event of which the Company has knowledge as a result of which the prospectus contained in such registration statement, as then in effect, (i) includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing or (ii) is otherwise not legally available to support sales of Registrable Securities, and, at the request of the holders of a majority of the Registrable Securities covered by such registration statement, the Company shall promptly prepare and furnish to each such Stockholder a reasonable number of copies of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities; provided that such prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in light of the circumstances under which they were made;

(f)           provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement;

(g)           enter into and perform such customary agreements (including underwriting agreements in customary form) and take all such other actions as the holders of a majority of the Registrable Securities being sold or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of Registrable Securities (including, without limitation, participation in "road shows," investor presentations and marketing events, and effecting a share or unit split or a combination of shares or units, provided that such road shows, investor presentations and marketing events occur at places and times reasonably acceptable to the Company);

(h)           make available for inspection by any underwriter participating in any disposition pursuant to such registration statement, and any attorney, accountant, or other agent retained by any such underwriter, all reasonably related financial and other records, pertinent corporate documents and properties of the Company, and cause the Company's officers, directors, employees, and independent accountants to supply all information reasonably requested by any such underwriter, attorney, accountant, or agent in connection with such registration statement and assist and, at the request of any participating underwriter, use commercially reasonable efforts to cause such officers or directors to participate in presentations to prospective purchasers;

(i)           promptly notify the Stockholders of the effectiveness of each registration statement filed;

(j)           otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the Securities and Exchange Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months beginning with the first day of the Company’s first full calendar quarter after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(k)           in the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any equity securities included in such registration statement for sale in any jurisdiction, the Company shall use commercially reasonable efforts promptly to obtain the withdrawal of such order;

(l)           use commercially reasonable efforts to cause such Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the Stockholders to consummate the disposition of such Registrable Securities;

(m)           take all reasonable actions to ensure that any Free-Writing Prospectus utilized in connection with any Demand Registration or Piggyback Registration hereunder complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related prospectus, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(n)           in connection with an underwritten public offering, obtain one or more cold comfort letters (and provide copies to the holders of Registrable Securities), dated the closing date under the underwriting agreement and addressed to the underwriters, from the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters as the holders of a majority of the Registrable Securities being sold in such registered offering reasonably request; and

(o)           in connection with an underwritten public offering, provide to the holders of Registrable Securities a copy of a legal opinion of the Company’s outside counsel, dated the closing date under the underwriting agreement and addressed to the underwriters, with respect to the registration statement, each amendment and supplement thereto, the prospectus included therein (including the preliminary prospectus) and such other documents relating thereto in customary form and covering such matters of the type customarily covered by legal opinions of such nature.

3.3           Lock-Up  Each Stockholder hereby agrees that during the periods specified in the this Section 3.3 (each, a “Lock Up Period”), such Stockholder will not offer, sell, contract to sell, pledge or otherwise dispose of (“Transfer”) the Registrable Securities held by such Stockholder in accordance with the following, without, in each case, the prior written consent of the Company:

(a)           20% of the Common Stock issued to each Stockholder pursuant to the Purchase Agreement, will not be Transferred by such Stockholder for a period of 120 days following the Closing Date.

(b)           an additional 20% of the Common Stock issued to each Stockholder pursuant to the Purchase Agreement, will not be Transferred by such Stockholder for a period of 150 days following the Closing Date.

(c)           the remaining 60% of the Common Stock issued to each Stockholder pursuant to the Purchase Agreement, will not be Transferred by such Stockholder for a period of 180 days following the Closing Date.

For the avoidance of doubt, this Section 3.3 shall apply only on the Common Stock issued to the Stockholders pursuant to the Purchase Agreement, but shall not apply on any other Common Stock held by any of the Stockholders.

3.4           Registration Expenses; Registration Indemnification.

(a)           All Registration Expenses shall be borne by the Company.

(b)           The Company agrees to indemnify, to the extent permitted by law, each holder of Registrable Securities, its partners, members, officers and directors and each Person who controls such holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses arising out of or based upon any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and shall reimburse such holder, partners, members, director, officer or controlling person for any legal or other expenses reasonably incurred by such holder, partner, member, officer, director or controlling person in connection with the investigation or defense of such loss, claim, damage, liability or expense, except insofar as the same are caused by or contained in any information furnished in writing to the Company by a holder of Registrable Securities expressly for use therein or by the failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto by a holder of Registrable Securities (unless if such failure is caused by the Company’s failure to deliver copies of such registration statement or prospectus or any amendments or supplements thereto to such holder of Registrable Securities following such holder’s request).

(c)           In connection with any registration statement in which a holder of Registrable Securities is participating, each such holder shall indemnify the Company, its directors and officers and each Person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact relating to such holder and provided by such holder to the Company or the Company’s agent contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in, or based upon, any information  furnished in writing by such holder; provided, that the obligation to indemnify will be individual, not joint and several, to each holder and will be limited to the net amount of proceeds received by such holder from the sale of Registrable Securities pursuant to such registration statement.

(d)           Any Person entitled to indemnification under this Section 3.4 shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided, that failure to give such notice shall not affect the right of such Person to indemnification hereunder unless such failure is prejudicial to the indemnifying party's ability to defend such claim) and (ii) unless any indemnified party reasonably believes, based on the written advice of counsel, that a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party.  If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its prior written consent (but such consent shall not be unreasonably withheld).  An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim.

(e)           The indemnification provided for under this Section 3.4 will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and will survive the transfer of securities.

(f)           If the indemnification provided for in this Section 3.4 is held by a court of competent jurisdiction to be unavailable to an indemnified party or is otherwise unenforceable with respect to any loss, claim, damage, liability or action referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amounts paid or payable by such indemnified party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other hand in connection with the statements or omissions which resulted in such loss, claim, damage, liability or action as well as any other relevant equitable considerations; provided, that the maximum amount of liability in respect of such contribution shall be limited, in the case of each holder of Registrable Securities, to an amount equal to the net proceeds actually received by such holder from the sale of Registrable Securities effected pursuant to such registration.  The relative fault of the indemnifying party and of the indemnified party will be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  The parties hereto agree that it would not be just or equitable if the contribution pursuant to this Section 3.4(f) were to be determined by pro rata allocation or by any other method of allocation that does not take into account such equitable considerations.  The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities or expenses referred to herein will be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending against any action or claim which is the subject hereof.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

(g)           No indemnifying party shall, except with the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof given by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(h)           Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with an underwritten public offering conflict with the foregoing provisions of this Section 3.4, the provisions in the underwriting agreement will control.

4.           Rule 144 Reporting.  With a view to making available the benefits of certain rules and regulations of the SEC that may permit the sale of Registrable Securities to the public without registration, the Company agrees at all times to use its commercially reasonable efforts to:  (a) make and keep public information regarding the Company available as those terms are understood and defined in Rule 144 under the Securities Act; (b) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and (c) so long as a holder owns any Registrable Securities, furnish to the holder forthwith upon written request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and Rule 144A, and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as a holder may reasonably request in availing itself of any rule or regulation of the SEC allowing a holder to sell any such Registrable Securities without registration; provided, that if such reports or documents have been filed with the SEC pursuant to the Exchange Act, the Company's obligations under this clause (c) shall be deemed satisfied with respect to such reports or documents that are publicly available.

5.           Financial Statements and Other Information.  For as long as any holder of Registrable Securities beneficially own at least 5% of the shares of the outstanding Common Stock of the Company, the Company shall deliver to such holder:

(a)           within 45 days after the end of each of the first three quarterly accounting period in each fiscal year, unaudited consolidated statements of income and cash flows of the Company and its Subsidiaries for such quarterly period and for the period from the beginning of the fiscal year to the end of such quarter, and unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarterly period, setting forth in each case comparisons to the preceding fiscal year, and all such items shall be prepared in accordance with GAAP; provided that, for as long as the Company is filing quarterly reports on Form 10-Q (or any successor form) pursuant to the Exchange Act, the Company's obligations under this clause (a) shall be deemed satisfied by timely filing of such report; and

(b)           within 90 days after the end of each fiscal year, audited consolidated statements of income, cash flows and shareholders' equity of the Company and its Subsidiaries for such fiscal year, and audited consolidated balance sheets of the Company and its Subsidiaries as of the end of such fiscal year, setting forth in each case comparisons to the preceding fiscal year, all prepared in accordance with GAAP; provided that, for as long as the Company is filing annual reports on Form 10-K (or any successor form) pursuant to the Exchange Act, the Company's obligations under this clause (b) shall be deemed satisfied by timely filing of such report;

(c)           promptly upon receipt thereof, any additional reports, management letters or other detailed information concerning significant aspects of the Company's and/or any of its Subsidiaries' operations or financial affairs given to the Company's Audit Committee by its independent accountants (and not otherwise contained in other materials provided hereunder), unless if at the Company’s reasonable determination such information constitutes material non-public information; and

(d)           as soon as practicable following the request of such holder, such other information and financial data concerning the Company and its Subsidiaries as such holder may reasonably request, unless if at the Company’s reasonable determination such information constitutes material non-public information.

6.           Inspection Rights.  The Company shall, and shall cause its Subsidiaries to, permit any holder of Registrable Securities who beneficially owns at least 5% of the shares of the outstanding Common Stock of the Company (or its designees) to (i) visit and inspect any of the properties of the Company and its Subsidiaries with a reasonable prior notice and on regular business hours, (ii) examine the corporate and financial records of the Company and its Subsidiaries and make copies thereof or extracts therefrom, unless if at the Company’s reasonable determination such corporate and financial records contain material non-public information and (iii) discuss the affairs, finances and accounts of any such corporations with the directors, officers, key employees and independent accountants of the Company and its Subsidiaries, provided that the Stockholder understands that such persons will not be obligated to provide material non-public information to a holder of Registrable Securities. The presentation of an executed copy of this Agreement by any such Person to the Company's independent accountants shall constitute the Company's permission to its independent accountants to participate in discussions with such Person.

7.           Definitions.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such other Person.  With respect to any natural person, the term Affiliate shall also include any member of said person’s immediate family, any family limited partnership, limited liability company or other entity in which said person owns any beneficial interest and any trust, voting or otherwise, of which said person is a trustee or of which said person or any of said person’s immediate family is a beneficiary.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York are not open for business.

“Closing Date” shall have the meaning set forth in the Purchase Agreement.

 “Cova” means Cova Small Cap Holdings, LLC and its Affiliates.

“Cova Registrable Securities” means the Registrable Securities held by Cova.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

"Free Writing Prospectus" means a free-writing prospectus, as defined in Rule 405 of the Securities Act.

“GAAP” means United States generally accepted accounting principles, consistently applied and interpreted.

“Kilne” means Kline Hawkes Pacific, L.P., Kline Hawkes Pacific Friends Fund, LLC and their Affiliates.

“Kline Registrable Securities” means the Registrable Securities held by Kline.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Registration Expenses” means all expenses incident to the Company’s performance of or compliance with this Agreement, including without limitation all registration, qualification and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, fees and expenses of custodians, and fees and disbursements of counsel for the Company and all independent certified public accountants, underwriters (excluding discounts and commissions) and other Persons retained by the Company.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” or “Subsidiaries” with respect to any specified Person, any other Person (i) whose board of directors or a similar governing body, or a majority thereof, may presently be directly or indirectly elected or appointed by such specified Person, (ii) whose management decisions and corporate actions are directly and indirectly subject to the present control of such specified Person or (iii) whose voting securities are more than fifty percent (50%) owned, directly or indirectly by such specified Person.

8.           Covenants.  The Company and each Stockholder agrees to take all actions required to ensure that the rights given hereunder are effective.  Neither the Company nor any Stockholder will, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be performed hereunder by the Company or any such Stockholder, as applicable, but will at all times in good faith assist in the carrying out of all of the provisions of this Agreement and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of each Stockholder hereunder against impairment. For so long as Cova and Klien are entitled to select nominees pursuant to Section 2.1, the Company, acting through its board of directors, shall include in any proxy statement relating to the election of directors the recommendation of its board of directors that the stockholders of the Company vote in favor of the election of the Cova Board Representatives and the Kline Board Representative to the Board and shall not withdraw or modify its recommendation.  The Company shall use commercially reasonable efforts to obtain the such approval of its stockholders.

9.           Amendments and Waivers.  Any provision of this Agreement may be amended or the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of (a) the Company, (b) the Cova Majority Holders and (c) the Kline Majority Holders.

10.           Severability.  In the event that any provision of the Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

11.           Governing Law.  This Agreement and the legal relations between the parties arising hereunder shall be governed by and interpreted in accordance with the laws of the State of New York without reference to its conflicts of laws provisions.

12.           Counterparts.  This Agreement may be executed by facsimile, photocopied or electronic signature in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

13.           Successors and Assigns.  Except as otherwise expressly provided in this Agreement, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto.

14.           Entire Agreement.  This Agreement constitutes the full and entire understanding and agreement among the parties, and supersedes any prior agreement or understanding among the parties, with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

15.           Jurisdiction; Venue.  With respect to any disputes arising out of or related to this Agreement, the parties consent and submit to the exclusive jurisdiction of, and venue in, the state courts in New York County in the State of New York (or in the event of exclusive federal jurisdiction, the courts of the Southern District of New York).

16.           Remedies.  Any Person having rights under any provision of this Agreement will be entitled to enforce such rights specifically to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.  The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or other security) for specific performance and for other injunctive relief in order to enforce or prevent violation of the provisions of this Agreement.

17.           Descriptive Headings.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

*   *   *   *    *

IN WITNESS WHEREOF, the parties hereto have executed this Investor Rights Agreement as of the date first above written.

VECTOR INTERSECT SECURITY ACQUISITION CORP.,
a Delaware corporation

By:  /s/ Yaron Eitan
Name:  Yaron Eitan
Title:  Chief Executive Officer and President

Signature Page to
Investor Rights Agreement

KLINE HAWKES PACIFIC, L.P.
By: Kline Hawkes Pacific Advisors, LLC,
its General Partner

By: /s/ Frank R. Kline
Name: Frank R. Kline
Title: Managing Member

KLINE HAWKES PACIFIC FRIENDS FUND, LLC
By: Kline Hawkes Pacific Advisors, LLC,
its Managing Member

By: /s/ Frank R. Kline
Name: Frank R. Kline
Title: Managing Member

Signature Page to
Investor Rights Agreement

COVA SMALL CAP HOLDINGS LLC

By: /s/ Andrew Intrater
Name: Andrew Intrater
Title:   Chief Executive Officer

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Investor Rights Agreement

THE PAUL LIPARI LIVING TRUST

By: /s/ Paul Lipari, Trustee
Name: Paul Lipari
Title: Trustee

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Investor Rights Agreement

THE VOLPE REVOCABLE TRUST

By: /s/ Thomas S. Volpe and Elizabeth D. Volpe, Trustee
Name: Thomas S. Volpe and Elizabeth D. Volpe
Title: Trustee

THE CHARLTON T. VOLPE 2003 IRREVOCABLE TRUST

By: /s/ Thomas S. Volpe and Elizabeth D. Volpe, Trustee
Name: Thomas S. Volpe and Elizabeth D. Volpe
Title: Trustee

THE DWIGHT ANDREW VOLPE 2004 IRREVOCABLE TRUST

By: /s/ Thomas S. Volpe and Elizabeth D. Volpe, Trustee
Name: Thomas S. Volpe and Elizabeth D. Volpe
Title: Trustee

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Investor Rights Agreement

/s/ Marceau Schlumberger
MARCEAU SCHLUMBERGER

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Investor Rights Agreement

/s/ Stephen D. Weinroth
STEPHEN D. WEINROTH

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Investor Rights Agreement

/s/ Bruce Raben
BRUCE RABEN

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Investor Rights Agreement

/s/ James Valentine
JAMES VALENTINE

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Investor Rights Agreement

/s/ Joseph M. Cohen
JOSEPH M. COHEN

Signature Page to
Investor Rights Agreement

/s/ Murray D. Schwartz
MURRAY D. SCHWARTZ

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Investor Rights Agreement

/s/ Emil Jachmann
EMIL JACHMANN

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Investor Rights Agreement

/s/ Michael Bielonko
MICHAEL BIELONKO

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Investor Rights Agreement

/s/ Tom McCarthy
TOM MCCARTHY

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Investor Rights Agreement

/s/ Earl Cranor
EARL CRANOR

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Investor Rights Agreement

/s/ Sandy Weisz
SANDY WEISZ

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Investor Rights Agreement

/s/ Paul Challenger
PAUL CHALLENGER

Signature Page to
Investor Rights Agreement